Exhibit 23.3
                                                             ------------



                     Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated February 9, 1998 (except as to Note 9 which is as of February 27, 1998), with respect to the consolidated balance sheet of ILEX Systems, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, which appears on page F-66 of the Prospectus dated May 18, 1998 of L-3 Communications Holdings, Inc. with respect to its Registration Statement on Form S-1 (Registration No. 333-46975).


                               /s/ KPMG Peat Marwick LLP

Mountain View, California
July 13, 1998